UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 10, 2016

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 10, 2016, the Company’s Board of Directors terminated the First American Financial Corporation Pension Plan (the “Pension Plan”) effective as of July 31, 2016. The Pension Plan was closed to new entrants effective December 31, 2001 and amended to “freeze” all benefit accruals as of April 30, 2008. As a result, only a minority of current employees have a benefit in the Pension Plan. Given the legacy nature of the Pension Plan and the uncertainty of future interest rates and investment returns, and other factors that impact funding requirements, the Pension Plan was terminated. The Company anticipates that one small regional pension plan that remains will also be terminated on a timeframe similar to the Pension Plan. All financial impacts discussed below include the termination of this smaller plan. Upon completion of these terminations, the Company will no longer have any remaining funded pension plan obligations.

The Pension Plan offers participants annuity payments based on a number of factors. The Pension Plan will also offer an alternative lump sum distribution to certain participants. After certain regulatory approvals are obtained, the Company will provide additional cash contributions so that the Pension Plan has sufficient assets to make lump-sum distribution payments, purchase group annuity contracts from one or more highly-rated insurance companies to pay and administer future benefit payments, and complete other transactions required to terminate the Pension Plan in a manner that fully meets its obligations to all participants. The final amount of these cash contributions will depend on interest rates, Pension Plan asset returns, the lump sum election rate, and other factors. The Company expects that such additional cash contributions for the Pension Plan will be approximately $100 million, in addition to other termination expenses paid by the Company.

As of December 31, 2015, the Company reported net unrealized losses of $197 million, before tax, in accumulated other comprehensive loss on its consolidated balance sheet related to the Pension Plan. These net unrealized losses, as well as other expenses estimated to be $15 million, before tax, will be recognized in the Company’s consolidated statement of income in two separate quarters as payments are made, initially to settle lump sum elections, and later to purchase group annuity contracts. The Company expects to complete the process of offering and accepting lump sum elections from certain plan participants during the fourth quarter of 2016 and the Company expects to complete the final transfer of all remaining liabilities and administrative responsibilities related to the Pension Plan by the end of the third quarter of 2017. The following table provides information related to the expected amount and timing of anticipated pension termination expenses:

Description of Expense	Estimated Amount (1)	Expected Timing
	(in millions, pre-tax)
Pension Termination Expense	$81	Q4 2016
Pension Termination Expense	116	Q3 2017
Other Expenses	15	Q3 2017

	$212

(1)	Pension termination expense based on net unrealized losses as of December 31, 2015, final amounts subject to change.

Once the termination process is complete, the Company estimates an annual reduction of approximately $22 million in personnel expenses related to the Pension Plan within the Corporate segment, based on the level of these expenses in the first quarter of 2016.

Certain aspects of the transactions required to terminate the Pension Plan are subject to review by the Pension Benefit Guaranty Corporation and the Internal Revenue Service.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and contain the words “anticipate,” “estimate,” “expect,” “will,” or “may.” These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; changes in applicable government regulations; losses in the Company’s investment portfolio; the lump sum election rate of Pension Plan participants; expenses of and funding obligations to the Pension Plan; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: May 31, 2016	By:	/s/ KENNETH D. DEGIORGIO
	Name:	Kenneth D. DeGiorgio
	Title:	Executive Vice President

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